Exhibit 34.1

Report of Independent Registered Public Accounting Firm

Capital One Bank (USA), National Association

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Servicing Criteria, that Capital One Bank (USA), National Association and its affiliate Capital One Services, LLC (together the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions involving credit card receivables conducted by Cabela’s Master Credit Card Trust and Cabela’s Credit Card Master Note Trust where the related asset-backed securities were outstanding during the period covered by this report for which the Company acted as servicer as of December 31, 2017 and for the period from September 25, 2017 to December 31, 2017, except for servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii), which the Company has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. See Appendix A of management’s Report on Assessment of Compliance with Servicing Criteria for the asset backed securities covered by this platform (the “Platform”). Additionally, due to the transfer of servicing responsibilities from World’s Foremost Bank to Capital One Bank (USA), National Association, no servicing criteria are applicable to the Servicer prior to the effective time of the servicing transfer on September 25, 2017. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, and the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by Regulation AB Compliance and Disclosure Interpretations of the Division of Corporation Finance, Section 200.06, “Vendors Engaged by Servicers” (“C&DI 200.06”). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. Although the Company is responsible for assessing compliance with servicing criteria 1122(d)(4)(iii) and (d)(4)(xv) of Regulation AB, there were no servicing activities performed by the Company during the period from September 25, 2017 to December 31, 2017 that required these servicing criteria to be complied with. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB as of December 31, 2017 and for the period from September 25, 2017 to December 31, 2017 for the Platform is fairly stated, in all material respects.

/s/ Ernst & Young LLP

March 30, 2018

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